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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' REPORT


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-42004, Post Effective Amendment No. 1 to Registration Statement No. 33-67102, Registration Statement No. 333-16249, Registration Statement No. 333-37445 and Registration Statement No. 333-82343 of Herbalife International, Inc. all on Form S-8 and in Post-Effective Amendment No. 2 to Registration Statement No. 33-48580 and Registration Statement No. 333-46201 of Herbalife International, Inc. on Form S-3 of our report dated February 21, 2001 appearing in this Annual Report on Form 10-K of Herbalife International, Inc. for the year ended December 31, 2000.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

March 26, 2001